Exhibit 23.1

AXIS CAPITAL HOLDINGS LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-291259 on Form S-3 and
Registration Statement Nos. 333-181433, 333-159275, 333-217786, 333-256010 and 333-271790 on Form S-8 of our reports dated February 27, 2026, relating to the financial statements of AXIS Capital Holdings Limited and the effectiveness of the AXIS Capital Holdings Limited’s internal control over financial reporting appearing in this Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2025.

/s/ Deloitte Ltd.
Hamilton, Bermuda
February 27, 2026